Exhibit 21.01

DOMESTIC SUBSIDIARIES

Altira Capital & Consulting, LLC (DE)

Barer Institute, Inc. (DE)

Broad-Atlantic Associates, LLC (DE)

CS Pharma Holdings, LLC (f/k/a Mort2Chai Partners, LLC) (DE)

Day Three Labs, Inc. (DE)

Farber Partners, LLC (DE)

Pharma Holdings, LLC (f/k/a IDT-Rafael Holdings, LLC(DE)

Rafael Holdings Realty, Inc. (f/k/a IDT Capital, Inc.) (DE)

Rafael Medical Devices, LLC (DE)

RP Finance LLC (DE)

Tandem Therapeutics, Inc. (NV)

Tandem Therapeutics, LLC (NV)

The Barer Institute, LLC (f/k/a Rafael Realty, LLC) (NJ)

FOREIGN SUBSIDIARIES

IDT R.E. Holdings Ltd. (Israel)

LipoMedix Pharmaceuticals Ltd. (Israel)